Exhibit 99.6

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of GigCapital, Inc., a Delaware corporation (the “Company”), originally filed on November 15, 2017, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: November 15, 2017

By:	/s/ Jack Porter
Name: Jack Porter